UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Nuveen Multi-Strategy Income and Growth Fund 2 (JQC)

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FOR IMMEDIATE RELEASE
ATTENTION: BUSINESS/FINANCIAL EDITORS
MEDIA CONTACT:
KRISTYNA SUJATA
(312) 917-8343
KRISTYNA.SUJATA@NUVEEN.COM
Nuveen Multi-Strategy Income and Growth Fund 2 Announces Approval to Reposition Portfolio and Change Fund Name
New Focus Seeks to Broaden Fund Appeal and Narrow Trading Discount
CHICAGO, August 22, 2011— Nuveen Investments, a leading global provider of investment services to institutions as well as high-net-worth and affluent investors, today announced that the Board of Trustees of the Nuveen Multi-Strategy Income and Growth Fund 2 (NYSE: JQC) approved repositioning the fund’s current portfolio and adopting a single-strategy, debt-oriented approach. JQC’s investment objective of high current income with a secondary objective of total return will remain unchanged. The Board also approved changing the fund’s name to Nuveen Credit Strategies Income Fund once the repositioning is completed.
The goal of the proposed repositioning is to increase the attractiveness of the fund’s common shares and narrow the fund’s trading discount by:
•	Simplifying the fund to focus on one of its current core portfolio strategies;

•	Positioning the fund in a closed-end fund category that is well understood and has historically seen more consistent secondary market demand; and

•	Differentiating the fund from similar funds, including other Nuveen closed-end funds in the same fund category.
In approving the proposed repositioning plan, the Board considered a broad range of alternatives for improving the level at which the fund’s common shares trade relative to net asset value. These alternatives included expanded share repurchases, tender offers, fund restructuring, mergers, fund reorganization, conversion to open-end format and liquidation. The Board concluded that the proposed portfolio repositioning represents the most attractive alternative for enhancing investor appeal and therefore was in the best interests of the fund and its shareholders.
The fund will hold a special shareholder meeting later this year to seek approval for certain aspects of the repositioning that require shareholder approval. More details on the repositioning can be found in the JQC Portfolio Repositioning Overview and additional information will be available in the proxy materials expected to be filed in the coming weeks.

NWQ	NUVEEN	Santa Barbara	S Y M P H O N Y	Tradewinds	Winslow Capital
ASSET MANAGEMENT

from NUVEEN INVESTMENTS
Nuveen Investments provides high quality investment services designed to help secure the long-term goals of institutions, high net worth and affluent investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets a wide range of specialized investment solutions which provide investors access to capabilities of its high-quality boutique investment affiliates — NWQ, Nuveen Asset Management, Santa Barbara, Symphony, Tradewinds and Winslow Capital. In total, Nuveen Investments had $212 billion of assets under management as of June 30, 2011 across equity, fixed income and specialized strategies. For more information, please visit the Nuveen Investments website at www.nuveen.com.
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FORWARD LOOKING STATEMENTS
Certain statements made herein are forward-looking statements. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. These include, but are not limited to:
o	market developments;

o	legal and regulatory developments; and

o	other additional risks and uncertainties.
Nuveen and the closed-end funds managed by Nuveen and its affiliates undertake no responsibility to update publicly or revise any forward-looking statements.
The Annual and Semi-Annual Reports and other regulatory filings of the Nuveen closed-end funds with the Securities and Exchange Commission (“SEC”) are accessible on the SEC’s web site at www.sec.gov and on Nuveen`s web site at www.nuveen.com/cef and may discuss the above-mentioned or other factors that affect the Nuveen closed-end funds. The information contained on our web site is not a part of this document.
Nothing contained herein shall constitute an offer for sale of any securities. A Proxy Statement relating to the proposed restructuring will be filed with the SEC in the coming weeks and will contain important information relating to the restructuring. Shareholders are urged to read the Proxy Statement carefully. After they are filed, free copies of the Proxy Statement will be available on the SEC’s web site at www.sec.gov.

NWQ	NUVEEN	Santa Barbara	S Y M P H O N Y	Tradewinds	Winslow Capital
ASSET MANAGEMENT

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